Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Pat Macellaro
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate’s Strategy and Operating Performance Drive Strong Financial Results

NORTHBROOK, Ill., July 30, 2014 – The Allstate Corporation (NYSE: ALL) today reported financial results for the second quarter of 2014. The financial highlights were:

The Allstate Corporation Consolidated Highlights
	Three months ended June 30,			Six months ended June 30,
($ millions, except per share amounts and ratios)	2014	2013	% / pts Change	2014	2013	% / pts Change
Consolidated revenues	$ 8,860	$ 8,787	0.8	$17,544	$17,250	1.7

Net income available to common shareholders	614	434	41.5	1,201	1,143	5.1
per diluted common share	1.39	0.92	51.1	2.69	2.39	12.6
Operating income*	445	529	(15.9)	1,033	1,176	(12.2)
per diluted common share*	1.01	1.12	(9.8)	2.31	2.46	(6.1)

Return on common shareholders’ equity
Net income available to common shareholders				11.4%	11.6%	(0.2) pts
Operating income *				13.7%	12.3%	1.4 pts

Book value per common share				47.97	41.63	15.2
Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities*				44.13	38.47	14.7

Property-Liability combined ratio
Recorded	97.4	96.1	1.3 pts	96.1	94.7	1.4 pts
Underlying combined ratio* (excludes catastrophes, prior year reserve reestimates and amortization of purchased intangibles)	84.7	86.9	(2.2) pts	86.6	87.3	(0.7) pts

Catastrophe losses	936	647	44.7	1,381	1,006	37.3

*             Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

“Allstate delivered strong results in the second quarter through continued focus on our five 2014 operating priorities,” said Thomas J. Wilson, chairman, president and chief executive officer of The Allstate Corporation. “Allstate Protection net written premiums increased by 5.5% and consolidated net income was $614 million for the quarter. Operating income was $1.01 per share, despite pre-tax catastrophe losses of $936 million. Policies in force grew in all three underwriting brands, led by increased momentum in the Allstate brand. Esurance’s substantial net written premium growth continued at 15.3% over the prior year quarter; but the rate of increase declined compared to prior quarters as we took actions to improve returns. The property-liability underlying combined ratio was 84.7 for the quarter, achieving our goal of maintaining profitability with first half results better than the full year outlook of 87 to 89. Proactively managing risk and returns of the investment portfolio generated good results as lower interest income was offset by excellent limited partnership returns.

“We also made continued progress on creating shareholder value through strategic initiatives and capital management,” Wilson said. “Allstate’s telematics offering continues to grow rapidly and the customer value proposition is being expanded. The dispositions of Lincoln Benefit Life and Sterling Collision Centers were completed in the quarter. Shareholders were also provided strong cash returns with dividends and share repurchases, which totaled $1.37 billion for the first half of the year.”

Second Quarter 2014 Financial Results

•                  Allstate’s focus on growth produced positive results in the second quarter. Premium growth was driven by all three brands which underwrite insurance; Allstate brand premiums increased 5.0%, Encompass premiums improved 8.3% and Esurance premiums climbed 15.3%, compared to second quarter 2013. Allstate Financial premiums and contract charges of $518 million declined by 10.5% for the second quarter of 2014 from the year-earlier period due to the sale of Lincoln Benefit Life.

•                  Second quarter 2014 net income available to common shareholders was $614 million, or $1.39 per diluted common share, compared to $434 million, or $0.92 per diluted common share in the second quarter of 2013. The quarterly comparison was affected by a second quarter 2013 after-tax loss of $312 million on extinguishment of debt.

•                  Operating income was $445 million, or $1.01 per diluted common share in the second quarter of 2014, compared to $529 million, or $1.12 per diluted common share in the same period of 2013. The decrease in operating income was driven by catastrophe losses of $936 million, pre-tax, which were 44.7% higher than in the second quarter of 2013.

•                  The property-liability combined ratio was 97.4 for the second quarter of 2014, 1.3 points higher than the prior year quarter due to higher catastrophe losses. The underlying combined ratio of 84.7 for the second quarter was 2.2 points lower than in the same period of last year.

•                  Allstate Financial’s net income declined $45 million in the second quarter of 2014 to $145 million compared to the second quarter of 2013. An increase in operating income was more than offset by realized capital losses versus realized capital gains in the second quarter of 2013 and an increase to the loss on disposition of Lincoln Benefit Life. Operating income increased 5.1% to $165 million from the same quarter a year ago as strong improvement in investment and benefit spreads and a decrease in operating expenses more than offset the absence of earnings on the disposed Lincoln Benefit Life business.

•                  Total net investment income was $898 million in the second quarter of 2014, and included $195 million from limited partnership interests and $36 million related to prepayment fee income and litigation proceeds.

2014 Operating Priorities

Grow insurance policies in force. Allstate Protection insurance policies in force increased by 735,000, or 2.2% in the second quarter of 2014 versus the same period of last year.

•                  The Allstate brand, which serves consumers who prefer local advice from Allstate agencies and a wide range of products, grew insurance policies in force by 1.5% in the second quarter of 2014 compared to the prior year quarter. This growth was driven by a 450,000 policy increase in Allstate auto, 2.3% higher than the second quarter of 2013, and a 37,000 increase in other personal lines, 0.9% higher than the second quarter of 2013.  The rate of decline in homeowners continued to decelerate, as there were 28,000 fewer policies in force, or 0.5% less than the second quarter of 2013.

•                 Esurance, serving the self-directed consumer segment, grew insurance policies in force by 17.5%, or 213,000 policies in the second quarter of 2014 versus the second quarter of 2013. Esurance’s rate of policy growth has slowed from prior periods, reflecting the impact of profit improvement actions designed to improve the loss ratio.

•                  Encompass, which serves brand-neutral consumers who value local advice, grew insurance policies in force by 4.8%, or 59,000 policies, in the second quarter of 2014 compared with the same quarter of 2013.

Maintain the underlying combined ratio. The property-liability underlying combined ratio of 84.7 in the second quarter of 2014 was 2.2 points better than in the prior year quarter. Underlying loss costs improved in the second quarter of 2014 after increasing due to severe weather in the first quarter of 2014.

•                  The Allstate brand combined ratio was 95.4 in the second quarter, with an underlying combined ratio of 83.0, 2.4 points lower than in the prior year quarter. Allstate brand auto had a second quarter 2014 combined ratio of 95.4 and an underlying combined ratio of 91.8, 2.3 points lower than in the prior year quarter. Allstate brand homeowners recorded a combined ratio of 98.6 and an underlying combined ratio of 60.2, 2.5 points lower than in the second quarter of 2013.

•                  Esurance recorded a second quarter 2014 combined ratio of 112.3 and an underlying combined ratio of 107.7, 5.2 points lower than prior year, reflecting the impact of ongoing profit improvement actions. The Esurance loss ratio was 75.4 for the second quarter of 2014, a 4.5 point decline from the same period of 2013. Esurance continues to adjust pricing and underwriting to ensure growth generates long-term profitability.

•                  In the Encompass brand, the second quarter combined ratio was 119.2, 16.8 points higher than the second quarter of 2013, due to higher catastrophe losses. The underlying combined ratio of 94.8 was 2.1 points higher than the second quarter of 2013. The Encompass team continues to implement pricing and underwriting changes to ensure it achieves desired returns.

Proactively manage our investments to generate attractive risk-adjusted returns. Net investment income was 8.7% lower in the second quarter of 2014 compared with the same period a year ago. Continued strong limited partnership returns were more than offset by the divestiture of $12 billion of investments associated with Lincoln Benefit Life and lower reinvestment yields in the Allstate Protection portfolio.

•                  The annualized portfolio yield in the second quarter of 2014 was 4.7%, an increase from the prior year quarter, as strong limited partnership results more than offset the lower contribution from the interest-bearing portfolio. Portfolio total return for the second quarter of 2014 was 2.2%, reflecting improved fixed income valuations and positive equity market performance.

•                  Limited partnership interests contributed income of $195 million in the second quarter, 54.8% higher than the prior year quarter, reflecting continued favorable valuations and strong cash distributions.

•                  Allstate’s consolidated investment portfolio totaled $82.6 billion at June 30, 2014 compared to $81.2 billion at December 31, 2013, which excluded Lincoln Benefit Life investments held for sale. The higher portfolio value reflected increased fixed income valuations due to a decrease in interest rates in 2014.

Operational priorities. Allstate continues to make progress on streamlining and modernizing its operating model to deliver improved customer service and build long-term growth platforms.

•                  Allstate agency capacity is growing, reflecting an increase in the number and size of agencies.

•                  Allstate Financial operating expenses are declining, as operations are downsized to reflect the Lincoln Benefit Life sale and ongoing operational simplification.

•                 Allstate is strategically investing in telematics and broadening the value proposition for the connected consumer.

•                  Esurance continues to expand its product suite, offering auto insurance in 43 states, renters insurance in 18 states, motorcycle insurance in nine states and homeowners insurance in seven states as of June 2014.

Strong Capital Position

“We continue to build Allstate’s financial strength and strategic flexibility,” said Steve Shebik, chief financial officer. “During the second quarter, Allstate repaid $300 million of 6.20% senior notes and issued $250 million of 6.25% noncumulative perpetual preferred stock. Book value per diluted common share reached $47.97 at June 30, 2014, an increase of 15.2% from a year ago. Our operating income return on equity was a strong 13.7% in the second quarter on a trailing twelve month basis, lower than the full year 2013 of 14.5%, reflecting higher catastrophes and higher equity resulting from pension benefit changes made last year.”

During the second quarter, Allstate repurchased $142 million of common stock through open market purchases. The $2.5 billion share repurchase program announced in February is 40% complete as of June 30, 2014. Statutory surplus at June 30, 2014 was an estimated $18.0 billion for the combined insurance operating companies, an increase of $1.0 billion from June 30, 2013. Property-liability statutory surplus was an estimated $15.2 billion of this total, with Allstate Financial companies accounting for the remainder. During the second quarter, Allstate Life Insurance Company distributed $700 million in a return of capital to Allstate Insurance Company.

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the presentation discussed on the call. The conference call will be held at 9 a.m. ET on Thursday, July 31.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting approximately 16 million households from life’s uncertainties through its Allstate, Encompass, Esurance and Answer Financial brand names and Allstate Financial business segment.  Allstate is widely known through the slogan “You’re In Good Hands With Allstate®.”  The Allstate brand’s network of small businesses offers auto, home, life and retirement products and services to customers in the United States and Canada.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenues
Property-liability insurance premiums	$7,204	$6,862	$14,268	$13,632
Life and annuity premiums and contract charges	518	579	1,125	1,158
Net investment income	898	984	1,857	1,967
Realized capital gains and losses:
Total other-than-temporary impairment losses	(44)	(55)	(124)	(82)
Portion of loss recognized in other comprehensive income	(1)	(5)	(2)	(15)
Net other-than-temporary impairment losses recognized in earnings	(45)	(60)	(126)	(97)
Sales and other realized capital gains and losses	285	422	420	590
Total realized capital gains and losses	240	362	294	493

	8,860	8,787	17,544	17,250

Costs and expenses
Property-liability insurance claims and claims expense	5,142	4,741	9,901	9,201
Life and annuity contract benefits	413	471	901	929
Interest credited to contractholder funds	212	311	519	656
Amortization of deferred policy acquisition costs	1,035	961	2,070	1,907
Operating costs and expenses	1,023	1,090	2,117	2,192
Restructuring and related charges	4	20	10	46
Loss on extinguishment of debt	1	480	1	480
Interest expense	84	99	171	197
	7,914	8,173	15,690	15,608
Gain (loss) on disposition of operations	9	--	(50)	2

Income from operations before income tax expense	955	614	1,804	1,644

Income tax expense	310	180	559	501

Net income	645	434	1,245	1,143

Preferred stock dividends	31	--	44	--

Net income available to common shareholders	$614	$434	$1,201	$1,143

Earnings per common share:

Net income available to common shareholders per common share – Basic	$1.41	$0.93	$2.73	$2.42

Weighted average common shares – Basic	434.3	468.3	440.4	471.9

Net income available to common shareholders per common share – Diluted	$1.39	$0.92	$2.69	$2.39

Weighted average common shares – Diluted	440.7	473.8	446.8	477.3

Cash dividends declared per common share	$0.28	$0.25	$0.56	$0.50

THE ALLSTATE CORPORATION

BUSINESS RESULTS

($ in millions, except ratios)	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Property-Liability
Premiums written	$7,547	$7,151	$14,516	$13,776
Premiums earned	$7,204	$6,862	$14,268	$13,632
Claims and claims expense	(5,142)	(4,741)	(9,901)	(9,201)
Amortization of deferred policy acquisition costs	(969)	(890)	(1,930)	(1,761)
Operating costs and expenses	(901)	(943)	(1,869)	(1,900)
Restructuring and related charges	(3)	(19)	(7)	(43)
Underwriting income*	189	269	561	727
Net investment income	351	343	663	684
Periodic settlements and accruals on non-hedge derivative instruments	(3)	(2)	(6)	(3)
Amortization of purchased intangible assets	17	20	34	41
Income tax expense on operations	(190)	(197)	(420)	(460)
Operating income	364	433	832	989
Realized capital gains and losses, after-tax	161	197	195	270
Gain (loss) on disposition of operations, after-tax	38	(1)	38	(1)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	2	1	4	2
Amortization of purchased intangible assets, after-tax	(11)	(13)	(22)	(27)
Net income available to common shareholders	$554	$617	$1,047	$1,233
Catastrophe losses	$936	$647	$1,381	$1,006
Operating ratios:
Claims and claims expense ratio	71.4	69.1	69.4	67.5
Expense ratio	26.0	27.0	26.7	27.2
Combined ratio	97.4	96.1	96.1	94.7
Effect of catastrophe losses on combined ratio	13.0	9.4	9.7	7.4
Effect of prior year reserve reestimates on combined ratio	(0.1)	(0.8)	(0.1)	(0.7)
Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	0.5	(0.3)	0.3	(0.4)
Effect of amortization of purchased intangible assets on combined ratio	0.3	0.3	0.2	0.3
Effect of Discontinued Lines and Coverages on combined ratio	0.1	0.1	0.1	0.1

Allstate Financial
Premiums and contract charges	$518	$579	$1,125	$1,158
Net investment income	538	633	1,178	1,268
Periodic settlements and accruals on non-hedge derivative instruments	(1)	5	(1)	15
Contract benefits	(413)	(471)	(901)	(929)
Interest credited to contractholder funds	(208)	(315)	(499)	(651)
Amortization of deferred policy acquisition costs	(65)	(65)	(139)	(141)
Operating costs and expenses	(112)	(140)	(230)	(288)
Restructuring and related charges	(1)	(1)	(3)	(3)
Income tax expense on operations	(91)	(68)	(176)	(128)
Operating income	165	157	354	301

Realized capital gains and losses, after-tax	(6)	37	(6)	49
Valuation changes on embedded derivatives that are not hedged, after-tax	(3)	3	(14)	(3)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	--	(4)	--	(3)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	(4)	1	(10)
(Loss) gain on disposition of operations, after-tax	(12)	1	(28)	2
Net income available to common shareholders	$145	$190	$307	$336
Corporate and Other
Net investment income	$9	$8	$16	$15
Operating costs and expenses	(94)	(106)	(189)	(201)
Income tax benefit on operations	32	37	64	72
Preferred stock dividends	(31)	--	(44)	--
Operating loss	(84)	(61)	(153)	(114)
Realized capital gains and losses, after-tax	(1)	--	--	--
Loss on extinguishment of debt, after-tax	--	(312)	--	(312)
Net loss available to common shareholders	$(85)	$(373)	$(153)	$(426)
Consolidated net income available to common shareholders	$614	$434	$1,201	$1,143

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	June 30,	December 31,
	2014	2013
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $59,447 and $59,008)	$62,634	$60,910
Equity securities, at fair value (cost $4,658 and $4,473)	5,394	5,097
Mortgage loans	4,174	4,721
Limited partnership interests	4,309	4,967
Short-term, at fair value (amortized cost $2,914 and $2,393)	2,914	2,393
Other	3,138	3,067
Total investments	82,563	81,155
Cash	889	675
Premium installment receivables, net	5,384	5,237
Deferred policy acquisition costs	3,377	3,372
Reinsurance recoverables, net	7,500	7,621
Accrued investment income	611	624
Property and equipment, net	990	1,024
Goodwill	1,219	1,243
Other assets	2,920	1,937
Separate Accounts	4,780	5,039
Assets held for sale	--	15,593
Total assets	$110,233	$123,520
Liabilities
Reserve for property-liability insurance claims and claims expense	$22,317	$21,857
Reserve for life-contingent contract benefits	12,688	12,386
Contractholder funds	23,472	24,304
Unearned premiums	11,217	10,932
Claim payments outstanding	851	631
Deferred income taxes	1,146	635
Other liabilities and accrued expenses	5,044	5,156
Long-term debt	5,846	6,201
Separate Accounts	4,780	5,039
Liabilities held for sale	--	14,899
Total liabilities	87,361	102,040
Equity
Preferred stock and additional capital paid-in, $1 par value, 72.2 thousand and 32.3 thousand shares issued and outstanding, $1,805 and $807.5 aggregate liquidation preference	1,746	780
Common stock, $.01 par value, 900 million issued, 434 million and 449 million shares outstanding	9	9
Additional capital paid-in	3,035	3,143
Retained income	36,532	35,580
Deferred ESOP expense	(31)	(31)
Treasury stock, at cost (466 million and 451 million shares)	(19,985)	(19,047)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital gains and losses on fixed income securities with OTTI	72	50
Other unrealized net capital gains and losses	2,461	1,698
Unrealized adjustment to DAC, DSI and insurance reserves	(383)	(102)
Total unrealized net capital gains and losses	2,150	1,646
Unrealized foreign currency translation adjustments	35	38
Unrecognized pension and other postretirement benefit cost	(619)	(638)
Total accumulated other comprehensive income	1,566	1,046
Total shareholders’ equity	22,872	21,480
Total liabilities and shareholders’ equity	$110,233	$123,520

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)	Six months ended June 30,
	2014	2013
Cash flows from operating activities	(unaudited)
Net income	$1,245	$1,143
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	189	180
Realized capital gains and losses	(294)	(493)
Loss on extinguishment of debt	1	480
Loss (gain) on disposition of operations	50	(2)
Interest credited to contractholder funds	519	656
Changes in:
Policy benefits and other insurance reserves	103	(607)
Unearned premiums	287	165
Deferred policy acquisition costs	(77)	(107)
Premium installment receivables, net	(152)	(81)
Reinsurance recoverables, net	(39)	327
Income taxes	(195)	283
Other operating assets and liabilities	(436)	(391)
Net cash provided by operating activities	1,201	1,553
Cash flows from investing activities
Proceeds from sales
Fixed income securities	14,205	10,461
Equity securities	2,744	1,742
Limited partnership interests	802	438
Mortgage loans	10	20
Other investments	81	38
Investment collections
Fixed income securities	1,730	3,658
Mortgage loans	726	475
Other investments	107	171
Investment purchases
Fixed income securities	(15,802)	(10,637)
Equity securities	(2,668)	(2,010)
Limited partnership interests	(653)	(477)
Mortgage loans	(109)	(314)
Other investments	(395)	(538)
Change in short-term investments, net	(60)	(423)
Change in other investments, net	49	91
Purchases of property and equipment, net	(124)	(43)
Disposition of operations	378	--
Net cash provided by investing activities	1,021	2,652
Cash flows from financing activities
Change in short-term debt	--	500
Proceeds from issuance of long-term debt	--	1,481
Repayment of long-term debt	(355)	(2,540)
Proceeds from issuance of preferred stock	965	278
Contractholder fund deposits	666	1,119
Contractholder fund withdrawals	(1,922)	(4,273)
Dividends paid on common stock	(238)	(119)
Dividends paid on preferred stock	(25)	--
Treasury stock purchases	(1,257)	(897)
Shares reissued under equity incentive plans, net	149	60
Excess tax benefits on share-based payment arrangements	18	29
Other	(9)	(15)
Net cash used in financing activities	(2,008)	(4,377)
Net increase (decrease) in cash	214	(172)
Cash at beginning of period	675	806
Cash at end of period	$889	$634

Definitions of Non-GAAP Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income is net income available to common shareholders, excluding:

•         realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•         valuation changes on embedded derivatives that are not hedged, after-tax,

•         amortization of deferred policy acquisition costs (DAC) and deferred sales inducements (DSI), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives that are not hedged, after-tax,

•         amortization of purchased intangible assets, after-tax,

•         gain (loss) on disposition of operations, after-tax, and

•         adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income available to common shareholders is the GAAP measure that is most directly comparable to operating income.

We use operating income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives that are not hedged, amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Operating income is used by management along with the other components of net income available to common shareholders to assess our performance. We use adjusted measures of operating income and operating income per diluted common share in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income available to common shareholders, operating income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator. Operating income should not be considered a substitute for net income available to common shareholders and does not reflect the overall profitability of our business.

The following table reconciles operating income and net income available to common shareholders.

($ in millions, except per share data)	For the three months ended June 30,
	Property-Liability		Allstate Financial		Consolidated		Per diluted common share
	2014	2013	2014	2013	2014	2013	2014	2013
Operating income	$364	$433	$165	$157	$445	$529	$1.01	$1.12
Realized capital gains and losses, after-tax	161	197	(6)	37	154	234	0.35	0.50
Valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(3)	3	(3)	3	(0.01)	0.01
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	--	--	--	(4)	--	(4)	--	(0.01)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	2	1	1	(4)	3	(3)	0.01	(0.01)
Amortization of purchased intangible assets, after-tax	(11)	(13)	--	--	(11)	(13)	(0.03)	(0.03)
Gain (loss) on disposition of operations, after-tax	38	(1)	(12)	1	26	--	0.06	--
Loss on extinguishment of debt, after-tax	--	--	--	--	--	(312)	--	(0.66)
Net income available to common shareholders	$554	$617	$145	$190	$614	$434	$1.39	$0.92

($ in millions, except per share data)	For the six months ended June 30,
	Property-Liability		Allstate Financial		Consolidated		Per diluted common share
	2014	2013	2014	2013	2014	2013	2014	2013
Operating income	$832	$989	$354	$301	$1,033	$1,176	$2.31	$2.46
Realized capital gains and losses, after-tax	195	270	(6)	49	189	319	0.43	0.67
Valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(14)	(3)	(14)	(3)	(0.03)	(0.01)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	--	--	--	(3)	--	(3)	--	(0.01)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	4	2	1	(10)	5	(8)	0.01	(0.02)
Amortization of purchased intangible assets, after-tax	(22)	(27)	--	--	(22)	(27)	(0.05)	(0.05)
Gain (loss) on disposition of operations, after-tax	38	(1)	(28)	2	10	1	0.02	--
Loss on extinguishment of debt, after-tax	--	--	--	--	--	(312)	--	(0.65)
Net income available to common shareholders	$1,047	$1,233	$307	$336	$1,201	$1,143	$2.69	$2.39

Operating income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on common shareholders’ equity is the most directly comparable GAAP measure. We use operating income as the numerator for the same reasons we use operating income, as discussed above. We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income available to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with net income return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine operating income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. Therefore, we believe it is useful for investors to have operating income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. Operating income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.

The following tables reconcile return on common shareholders’ equity and operating income return on common shareholders’ equity.

($ in millions)	For the twelve months ended June 30,
	2014	2013
Return on common shareholders’ equity
Numerator:
Net income available to common shareholders	$2,321	$2,260

Denominator:
Beginning common shareholders’ equity	$19,591	$19,475
Ending common shareholders’ equity (1)	21,126	19,591
Average common shareholders’ equity	$20,359	$19,533
Return on common shareholders’ equity	11.4%	11.6%

	For the twelve months ended June 30,
	2014	2013
Operating income return on common shareholders’ equity
Numerator:
Operating income	$2,527	$2,182

Denominator:
Beginning common shareholders’ equity	$19,591	$19,475
Unrealized net capital gains and losses	1,651	2,070
Adjusted beginning common shareholders’ equity	17,940	17,405

Ending common shareholders’ equity	21,126	19,591
Unrealized net capital gains and losses	2,150	1,651
Adjusted ending common shareholders’ equity	18,976	17,940
Average adjusted common shareholders’ equity	$18,458	$17,673
Operating income return on common shareholders’ equity	13.7%	12.3%

_____________

(1) Excludes equity related to preferred stock of $1,746 million and $278 million as of June 30, 2014 and 2013, respectively.

Underwriting income is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP. Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results. It is also an integral component of incentive compensation. It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance. Net income available to common shareholders is the most directly comparable GAAP measure. Underwriting income should not be considered a substitute for net income available to common shareholders and does not reflect the overall profitability of our business. A reconciliation of Property-Liability underwriting income to net income available to common shareholders is provided in the “Business Results” page.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization of purchased intangible assets on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization of purchased intangible assets. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. Amortization of purchased intangible assets relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.

The following table reconciles the Property-Liability underlying combined ratio to the Property-Liability combined ratio.

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”)	84.7	86.9	86.6	87.3
Effect of catastrophe losses	13.0	9.4	9.7	7.4
Effect of prior year non-catastrophe reserve reestimates	(0.6)	(0.5)	(0.4)	(0.3)
Effect of amortization of purchased intangible assets	0.3	0.3	0.2	0.3
Combined ratio	97.4	96.1	96.1	94.7

Effect of prior year catastrophe reserve reestimates	0.5	(0.3)	0.3	(0.4)

Underwriting margin is calculated as 100% minus the combined ratio.

In this news release, we provide our outlook range on the Property-Liability 2014 underlying combined ratio. A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes. Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

The following table reconciles the Allstate brand underlying combined ratio to the Allstate brand combined ratio.

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Underlying combined ratio	83.0	85.4	84.7	85.8
Effect of catastrophe losses	13.1	9.8	9.8	7.7
Effect of prior year non-catastrophe reserve reestimates	(0.7)	(0.7)	(0.5)	(0.5)
Combined ratio	95.4	94.5	94.0	93.0

Effect of prior year catastrophe reserve reestimates	0.6	(0.2)	0.4	(0.2)

The following table reconciles the Allstate brand auto underlying combined ratio to the Allstate brand auto combined ratio.

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Underlying combined ratio	91.8	94.1	92.8	93.6
Effect of catastrophe losses	4.1	1.9	2.3	1.5
Effect of prior year non-catastrophe reserve reestimates	(0.5)	(1.3)	(0.7)	(0.8)
Combined ratio	95.4	94.7	94.4	94.3

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.5)	--	(0.9)

The following table reconciles the Allstate brand homeowners underlying combined ratio to the Allstate brand homeowners combined ratio.

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Underlying combined ratio	60.2	62.7	63.0	64.2
Effect of catastrophe losses	38.7	32.5	30.0	25.6
Effect of prior year non-catastrophe reserve reestimates	(0.3)	--	(0.1)	0.4
Combined ratio	98.6	95.2	92.9	90.2

Effect of prior year catastrophe reserve reestimates	2.4	1.0	1.5	1.4

The following table reconciles the Encompass brand underlying combined ratio to the Encompass brand combined ratio.

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Underlying combined ratio	94.8	92.7	93.3	95.2
Effect of catastrophe losses	23.7	10.1	17.5	7.4
Effect of prior year non-catastrophe reserve reestimates	0.7	(0.4)	0.1	(0.3)
Combined ratio	119.2	102.4	110.9	102.3

Effect of prior year catastrophe reserve reestimates	0.3	(1.0)	--	(0.8)

The following table reconciles the Esurance brand underlying combined ratio to the Esurance brand combined ratio.

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Underlying combined ratio	107.7	112.9	115.7	111.6
Effect of catastrophe losses	2.7	1.6	1.6	1.4
Effect of prior year non-catastrophe reserve reestimates	(1.4)	--	(1.1)	--
Effect of amortization of purchased intangible assets	3.3	5.2	3.3	5.3
Combined ratio	112.3	119.7	119.5	118.3

Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure. It is calculated by dividing common shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC, DSI and life insurance reserves by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. We note that book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business. The following table shows the reconciliation.

($ in millions, except per share data)	As of June 30,
	2014	2013
Book value per common share
Numerator:
Common shareholders’ equity	$21,126	$19,591
Denominator:
Common shares outstanding and dilutive potential common shares outstanding	440.4	470.6
Book value per common share	$47.97	$41.63

Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Common shareholders’ equity	$21,126	$19,591
Unrealized net capital gains and losses on fixed income securities	1,690	1,489
Adjusted common shareholders’ equity	$19,436	$18,102
Denominator:
Common shares outstanding and dilutive potential common shares outstanding	440.4	470.6
Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$44.13	$38.47

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about our outlook for the Property-Liability combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets for 2014. These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections. Actual results may differ materially from those projected based on the risk factors described below.

•                   Premiums written and premiums earned, the denominator of the underlying combined ratio, may be materially less than projected. Policyholder attrition may be greater than anticipated resulting in a lower amount of insurance in force.

•                   Unanticipated increases in the severity or frequency of auto insurance claims may adversely affect our underwriting results. Changes in the severity or frequency of claims may affect the profitability of our Allstate Protection segment. Changes in bodily injury claim severity are driven primarily by inflation in the medical sector of the economy and litigation. Changes in auto physical damage claim severity are driven primarily by inflation in auto repair costs, auto parts prices and used car prices. The short-term level of claim frequency we experience may vary from period to period and may not be sustainable over the longer term. A decline in gas prices, increase in miles driven, and higher unemployment are examples of factors leading to a short-term frequency change. A significant long-term increase in claim frequency could have an adverse effect on our underwriting results.

We undertake no obligation to publicly correct or update any forward-looking statements. This news release contains unaudited financial information.

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